Exhibit 10.30
Dated 9 February 2009
ProLogis
and
Reco China Logistics Pte Ltd
SUPPLEMENTAL AGREEMENT

ALLEN & GLEDHILL LLP ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

TABLE OF CONTENTS

Contents	Page
1. Definitions and Interpretation	- 1 -

2. Amendments to the Agreement	- 1 -

3. Confirmation and Incorporation	- 6 -

4. Third Party Rights	- 6 -

5. Counterparts	- 6 -

6. Governing Law and Arbitration	- 6 -

i

This Supplemental Agreement is made on 9 February 2009 between:
(1)	ProLogis, a Maryland real estate investment trust whose principal place of business is at 4545 Airport Way, Denver, Colorado USA 80239 (“ProLogis”); and

(2)	Reco China Logistics Pte Ltd whose registered office is at 168 Robinson Road, #37-01 Capital Tower, Singapore 068912 (“RECO”).
Whereas:
(A)	On 23 December 2008, the Parties entered into a Master Implementation Agreement (the “Agreement”) to reflect the terms upon which ProLogis shall procure the sale by its Affiliates of, and RECO shall purchase or procure the purchase by its Affiliates of, the Specified Interests (each term as defined in the Agreement), upon the terms and conditions set out therein.

(B)	Completion is being effected in accordance with the terms and conditions of the Agreement and legal and beneficial interest in and title to the Specified Interests is being transferred to RECO and its Affiliates.

(C)	The Parties have agreed to amend the Agreement on the terms and subject to the conditions of this Supplemental Agreement.
It is agreed as follows:
1.	Definitions and Interpretation

1.1	Words and expressions which have a defined meaning in the Agreement shall have the same meaning when used in this Supplemental Agreement.

1.2	Words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporate.

2.	Amendments to the Agreement

2.1	It is hereby agreed between the Parties that the Agreement shall be amended with effect from the date hereof as follows:
2.1.1	by deleting Clause 7.3 in its entirety and substituting with the following:

“Against compliance with the foregoing provisions, RECO shall on Completion pay the amount of US$500 million to ProLogis. The balance amount of US$800 million (in addition of any Adjustment Amount pursuant to Clause 3.4) (the “Balance Consideration”) shall be paid to ProLogis on the date falling seven Business Days following the fulfilment or waiver of the Audit Conditions (as defined in Clause 7A), or on such other date as the Parties may agree in writing.”;

2.1.2	by inserting new Clauses 7A, 7B and 7C immediately after Clause 7 as follows:
“7A.	Audit Conditions

7A.1	Conduct of Audit by ProLogis

ProLogis shall immediately after Completion procure that KPMG (or such other auditor nominated by RECO or its Affiliate) (the “Auditors”) shall promptly and diligently conduct an audit (each, an “Audit”) of (i) the Barbados Managementco and each Barbados Targetco that had gross revenue or assets in excess of BD$1,000,000 (collectively, the “Barbados Entities”) for previous financial years in which such Barbados Entity had gross revenue or assets in excess of BD$1,000,000 up to the financial year ended December 31, 2008 (the “Relevant Years”) in compliance with applicable Barbados laws, and (ii) of each PRCco for the financial year ended 31 December 2008, such audit to be completed and an audit opinion in the agreed terms (each, an “Audit Opinion”) issued as soon as possible. To this end:
7A.1.1	ProLogis shall bear and be responsible for all costs and expenses incurred in relation to each Audit; and

7A.1.2	ProLogis shall be solely responsible for providing any assistance reasonably required by the Auditors for each Audit, including without limitation, (i) furnishing such documents and information relating to each Barbados Entity and PRCco as may be reasonably requested by the Auditors, (ii) responding to any queries or questions the Auditors may have in relation to the business and operational activities of each Barbados Entity and PRCco during the Relevant Years, (iii) addressing any discrepancies raised by the Auditors in relation to the financial books and records of each Barbados Entity and PRCco, (iv) issuing any and all audit confirmations as may be required by the Auditors, and (v) providing or procuring that its officers provide any representation letters required by the Auditors to issue its Audit Opinion, provided that if any such representation letter has to be provided, in the reasonable judgement of RECO or by applicable law, by a director or manager of each Barbados Entity and PRCco, ProLogis shall provide or procure its officers to provide all such representations, assurances, undertakings and/or ProLogis shall provide such indemnities as may be required by such director or manager relating to such representations.
In the event that, in the reasonable judgement of RECO, ProLogis is not discharging its obligations as set out above or any Audit is not proceeding smoothly and/or diligently for any reason, RECO or its Affiliates shall have the right at any time to step in and oversee the conduct of the Audit by the Auditors at ProLogis’ cost and to the exclusion of ProLogis.
7A.2	Conduct of Financial Review by RECO

7A.2.1	RECO shall immediately after Completion procure that Ernst & Young (“EY”) shall promptly and diligently conduct procedures agreed upon between RECO and EY with respect to each Barbados Entity (a “Financial Review”) for the Relevant Years, such Financial Review to be completed and a review report (the “Review Report”) issued within 21 days of the date hereof to RECO, based on financial and other information relating to each Barbados Entity as furnished by ProLogis (collectively, the “Furnished Information”). To this end:
7A.2.1.1	RECO shall bear and be responsible for all costs and expenses incurred in relation to the Financial Review; and

7A.2.1.2	ProLogis shall provide any assistance (“Additional Assistance”) reasonably required by the Auditors for the Financial Review, including without limitation, (i) furnishing such additional documents and information relating to each Barbados Entity as may be reasonably requested by EY, (ii) responding to any queries or questions EY may have in relation to the business and operational activities of each Barbados Entity during the Relevant Years, and (iii) addressing any discrepancies raised by EY in relation to the financial books and records of each Barbados Entity.
7A.3	Audit Condition

7A.3.1	In the event that (i) the Auditors issue an unqualified Audit Opinion in relation to each and every Barbados Entity; (ii) the Review Report confirms that the Furnished Information does not contain any material irregularities or discrepancies in the financial position of each Barbados Entity as at 31 December 2008 (and RECO acknowledges that, as far as it is aware and based on and to the extent of the information provided to it or EY as at the date hereof, there is no such material irregularity or discrepancy, save and except for such irregularities or discrepancies which have been disclosed by RECO to ProLogis, including the issues relating to the injection of capital by the Barbados Targetcos to the PRCcos in compliance with applicable PRC law); and (iii) there is no material deviation between the Audit Opinion and the Furnished Information on the financial position of each Barbados Entity as at 31 December 2008 ((i), (ii) and (iii) collectively, the “Audit Conditions”), RECO shall pay the Balance Consideration to ProLogis in accordance with Clause 2.1.1.

7A.3.2	In the event that the Audit Conditions are not satisfied or waived (in whole or in part and conditionally or unconditionally) by RECO in its absolute discretion:
7A.3.2.1	this Supplemental Agreement (other than this Clause 7A.3.2 and Clauses 1, 2.5, 7B, 7C.2, 10, 11.1 to 11.6 and 11.8 to 11.14 of the Agreement) shall immediately cease and determine;

7A.3.2.2	neither Party shall have any claims against the other for costs, damages, compensation or otherwise, save and except for any claims which have accrued prior to such termination; and

7A.3.2.3	the Parties shall co-operate and work together to promptly and diligently implement the Unwinding Process as defined and set out in Clause 7B.
For the avoidance of doubt, neither the execution of this Agreement nor the payment of the Balance Consideration is intended to nor shall it affect, restrict or prejudice any claim which RECO would have been entitled to make or pursue under the terms of the Agreement or this Supplemental Agreement.

7B.	Unwinding Process

7B.1	Unwinding Process

The Parties shall immediately after the termination of this Supplemental Agreement pursuant to Clause 7A.3.2 do such acts and things and take such steps as may be in their power to (and procure that other persons) prepare, execute and deliver and do all such further documents, agreements, deeds and other instruments, and do such acts and things as may be reasonably required to restore, as nearly as possible, each Party to the position they were in prior to Completion. These steps (the “Unwinding Process”) shall include, but not be limited to, the following:

7B.1.1	the refund by ProLogis to RECO of the amount of US$500 million paid by RECO pursuant to Clause 2.1.1 as well as other stamp duty and transfer taxes paid by RECO and/or its Affiliates to acquire the Specified Interests; and

7B.1.2	the retransfer (the “Retransfer”) by RECO or its Affiliates to ProLogis or its Affiliates of the Specified Interests on an “as is, where is” basis, without any representations or warranties (express or implied) save and except as to title (and only in respect of the period after Completion and excluding (i) any and all Encumbrances existing or created on or before Completion; and (ii) any Encumbrances created after Completion arising from loan facilities or other indebtedness taken up by the Specified ProLogis Affiliates in the ordinary course of their business).

7B.2	No Responsibility for Losses

The ProLogis Specified Affiliates shall be managed and operated in a manner consistent with past practice and in accordance with the terms and conditions of any management or consultancy agreements existing as at Completion (as such terms and conditions may be amended from time to time). RECO shall, to the extent practicable, consult with ProLogis prior to taking any action in respect of the PRC Projects or Pipeline PRC Projects which is not in the ordinary course of business of the relevant or affected PRCco. The Parties accordingly acknowledge and agree that neither RECO or its Affiliates shall be responsible for any Losses suffered or incurred by ProLogis or its Affiliates (including, following the completion of the Unwinding Process, the Specified ProLogis Affiliates) arising from or in connection with the Retransfer including without limitation, any impairment or deterioration in the value of the Specified Interests.

7B.3	Costs and Expenses

All and any costs and expenses (including legal fees) incurred by the Parties and the Specified ProLogis Affiliates and their subsidiaries in connection with the Unwinding Process (including without limitation the payment of any stamp duty or other taxes) shall be borne by ProLogis.

7C.	Warranties and Indemnities

7C.1	ProLogis Undertakings

ProLogis undertakes to and with RECO as follows (the “ProLogis Undertakings”) that, except as may be otherwise agreed in writing between the Parties:

7C.1.1	each Audit shall be conducted in compliance with applicable Barbados laws or PRC laws (as the case may be) and accounting principles and each Audit Opinion shall be issued in accordance with International Financial and Reporting Standards or such other standards as are applicable in Barbados or PRC (as the case may be) and which comply with Barbados law or PRC laws (as the case may be) and which are agreed between the Parties;

7C.1.2	the Furnished Information as well as any information provided to RECO in connection with the Additional Assistance shall be true, complete and accurate in all material respects and not misleading;

7C.1.3	save as expressly disclosed in the Due Diligence Reports and the Disclosure Schedules contained in Schedule 10 of the Agreement, no financial indebtedness is or remains due and owing by any of the Specified ProLogis Affiliates or its subsidiaries to, and no sum remains to be lent to any of the Specified ProLogis Affiliates or its subsidiaries by, any banks or financial institutions; and

7C.1.4	save for the powers of attorneys set out in the Disclosure Schedule, none of the Specified ProLogis Affiliates has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf.

7C.2	Indemnity

ProLogis shall defend, indemnify and hold harmless RECO and its Affiliates, each Barbados Entity and its officers and managers in full from and against, and shall promptly reimburse them for, all and any Losses (including any interest, fines and/or penalties applicable) arising from, attributable to or in connection with (i) any breach of this Supplemental Agreement including the ProLogis Undertakings set forth in Clause 7C, and (ii) the failure by each Barbados Entity to conduct an Audit for each of the Relevant Years.” and
2.1.3	by deleting Clause 11.4 in its entirety and substituting with the following:

“Save for any Buyer Indemnitees and/or any RECO Group Company and their respective directors, officers and managers, who may enforce and rely on Clauses 3.2.2, 3.5, 7A, 7B, 7C, 8.1, 8.2, 8.8 and 8.9 to the same extent as if it were a Party to this Agreement, a person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement.”
2.2	Acquisition of Misato

The Parties acknowledge and agree that notwithstanding the provisions of Clause 8.12 of the Agreement, the acquisition of the issued share capital of Misato 2 Singco shall be effected within 30 days after the date of payment of the Balance Consideration instead.

2.3	Transfer of Targetco Notes

Notwithstanding anything contained in the Agreement or the allonges relating to the transfer of the Targetco Notes, ProLogis acknowledges, confirms and agrees with RECO that all of its rights, interest and entitlements in and to the principal and interest amounts payable on or accrued and unpaid in respect of the Targetco Notes have been transferred to and vest in RECO on and with effect from Completion.

2.4	Amounts owing to ProLogis and its Affiliates

ProLogis undertakes to and agrees with RECO that as at the date hereof, no further amounts (whether in the form of payables, promissory notes or otherwise) are due and/or owing directly or indirectly by any of the Specified ProLogis Affiliates or its subsidiaries to ProLogis and/or its Affiliates. Accordingly, and without limiting the generality of the foregoing, to the extent that the Furnished Information as well as any information provided to RECO in connection with the Additional Assistance discloses or reflects any amounts due and owing by any of the Barbados Entities to ProLogis and/or its Affiliates, all such amounts shall be deemed and treated for all purposes as having been fully paid and discharged or alternatively, all such amounts shall be capitalized by the relevant Barbados Entities into new shares to be issued to RECO or its Affiliates.

2.5	Limitations not to Apply

For the avoidance of doubt, all and any claims under or pursuant to this Supplemental Agreement (including without limitation any indemnification claim under Clause 7C.2) shall not be subject to the restrictions and limitations set out in Clause 8.8 of the Agreement.

3.	Confirmation and Incorporation

3.1	Except to the extent expressly amended by the provisions of this Supplemental Agreement, the terms and conditions of the Agreement are hereby confirmed and shall remain in full force and effect.

3.2	The Agreement and this Supplemental Agreement shall be read and construed as one document and this Supplemental Agreement shall be considered to be part of the Agreement and, without prejudice to the generality of the foregoing but save as otherwise provided in this Supplemental Agreement, where the context so allows, all references in the Agreement to “this Agreement”, “hereof”, “herein”, “herewith”, “hereunder” and words of similar, shall be read and construed as references to the Agreement as amended, modified or supplemented by this Supplemental Agreement.

4.	Third Party Rights

Save as provided in Clause 2.1.3, a person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Supplemental Agreement.

5.	Counterparts

This Supplemental Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Supplemental Agreement by executing any such counterpart.

6.	Governing Law and Arbitration

6.1	This Supplemental Agreement shall be governed by and construed in accordance with the laws of Singapore.
6.1.1	Any dispute, controversy or claim arising out of or relating to this Supplemental Agreement, or the breach, termination or invalidity thereof (a “Dispute”), shall be settled by arbitration administered by the Court of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC as presently in force. The Parties agree that:
(i)	the number of arbitrators shall be three, with one arbitrator to be appointed by each Party and the third presiding arbitrator to be of a nationality and/or residency other than Singapore, Japan, the United States of America or the PRC;

(ii)	the place of arbitration shall be Hong Kong; and

(iii)	the language to be used in the arbitral proceedings shall be English.
6.1.2	The Parties agree that the documents which start any proceedings in respect of a Dispute and any other documents required to be served in relation to those proceedings must be served personally on the Parties at their registered offices. This Clause 6.1 applies to all such proceedings wherever started.

In witness whereof this Agreement has been entered into on the day and year first above written.

SIGNED by Edward S. Nekritz	ü ý þ

for and on behalf of

ProLogis		/s/ Edward S. Nekritz

in the presence of:

/s/ Michael T. Blair Witness’s signature
Name: Michael T. Blair
Address: 71 South Wacker Drive
Chicago, Illinois 60606
Occupation: Lawyer

SIGNED by Lee Kok Sun	ü ý þ

for and on behalf of

RECO China Logistics Pte Ltd		/s/ Lee Kok Sun

in the presence of:

/s/ Richard Young Witness’s signature
Name: Richard Young
Address: One Marina Boulevard #28-00
Singapore 018989
Occupation: Lawyer